Porter, LeVay & Rose, Inc. Public Relations

Michael Porter, President – Investor Relations Cheryl Schneider, V.P – Investor Relations Jeff Myhre, VP – Editorial

Seven Penn Plaza   ▪   New York, NY 10001   ▪    212-564-4700   ▪   FAX 212-244-3075   ▪    www.plrinvest.com   ▪   plrmail@plrinvest.com

nSTOR TECHNOLOGIES, INC.

Jack Jaiven, Vice President/Treasurer 561-640-3105 E-mail:  jack@cenrec.com

FOR IMMEDIATE RELEASE

nSTOR TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

DATA STORAGE SOLUTIONS REVENUES INCREASE 89% OVER LAST YEAR’S FIRST QUARTER

Carlsbad, CA  - May 14, 2004 – nStor Technologies, Inc. (AMEX: NSO)today announced operating results for the first quarter ended March 31, 2004.

The Company’s net loss was $2,136,000 or $.01 per common share, on revenues of $3,902,000, compared to a net loss of $1,635,000 or $.01 per common share, on revenues of $2,334,000, during the first quarter of 2003.

Todd Gresham, the Company’s new President and Chief Executive Officer, stated, that, “during the first quarter, the Company’s storage solutions revenues rose by almost $1.1 million, or 89%, compared to last year’s first quarter.  This revenue growth, and a favorable market reception, confirms our belief that the Company is extremely well positioned to effectively compete in the SMB/SME (small-medium-business/enterprise) markets, which we believe represents the fastest growing segment of the data storage market. We have begun to experience a rise in the volume of sales orders as a result of our recently introduced product offerings, in particular the NexStor 4700 Serial ATA product line.”  Gresham further commented, that, “recently awarded OEM agreements have contributed to the overall growth. We remain confident of our prospects for the rest of the year as we continue to add new customers and build successful relationships with our partners.”

Gresham added that “in anticipation of the revenue growth expected to occur during 2004, the Company increased its personnel and certain other operating costs, which contributed to the higher net loss in the 2004 first quarter.”

About nStor Technologies, Inc.

Headquartered in Carlsbad, California, nStor Technologies, Inc. operates in two business segments:

nStor Corporation, Inc. develops data storage solutions that are ideally suited for the small and mid-size markets. The Company's flagship controller technology, applications-driven platforms and StorView software form the foundation for the NexStor family of turnkey solutions that support Microsoft Windows, Linux, UNIX and Macintosh operating environments.  nStor's products are offered in various architectures including Fibre Channel, Fibre-to-SCSI, SCSI and SATA and are focused on addressing customers' business needs and applications. The Company markets its storage solutions through a global network of OEM partners and systems integrators. For more information, visit www.nstor.com.

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Stonehouse Technologies, Inc., headquartered in Dallas, Texas, is a provider of telecommunication software and services that help large enterprises and state and local governments manage their communications expenses, assets and processes. These solutions include a suite of modular applications and consulting services, which allow enterprises to manage voice, data and wireless services by providing a systematic approach to automate order processing, monitor expenses, manage vendor invoices, track asset inventory and allocate costs. Additional information can be found by visiting Stonehouse's web site at www.stonehouse.com.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, insufficient funding and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward- looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor and StorView are registered trademarks of nStor Technologies, Inc.

-financial tables to follow-

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,

	2004	2003

Sales	$3,902	$2,334
Cost of sales	2,770	1,473

Gross margin	1,132	861

Operating expenses:
Selling, general and administrative	1,912	1,339
Research and development	1,011	590
Stock-based compensation	3	233
Depreciation and amortization	160	122

Total operating expenses	3,086	2,284

Loss from operations	(1,954)	(1,423)

Interest expense	(186)	(240)
Other income, net	4	28

Net loss	$(2,136)	$(1,635)

Basic and diluted net loss per common share	$(.01)	$(.01)

Weighted average number of common shares
outstanding, basic and diluted	165,070	142,567

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nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$234	$203
Accounts receivable, net	1,604	1,371
Inventories	1,027	1,589
Prepaid expenses and other	270	358

Total current assets	3,135	3,521

Property and equipment, net	655	443
Goodwill and other intangible assets, net	11,132	11,256

	$14,922	$15,220

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings: Affiliate	$8,681	$6,941
Other	858	896
Accounts payable and other	3,236	2,944
Deferred revenue	1,016	1,178

Total current liabilities	13,791	11,959

Shareholders’ equity	1,131	3,261

	$14,922	$15,220

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